 EXHIBIT 99.1

PRESS RELEASE

For further information contact:                FOR IMMEDIATE RELEASE

Joseph M. Murphy
President and CEO
(207) 288-3314

Bar Harbor Bankshares Announces Increase in Quarterly Cash Dividend

 Bar Harbor, Maine (January 26, 2005) – Bar Harbor Bankshares (AMEX:BHB), today announced that its Board of Directors declared a cash dividend of $0.21 per common share for the quarter ended December 31, 2004, representing an increase of $0.02 or 11% over the same quarter in 2004, and an increase of $0.01 or 5% over the previous quarter’s dividend. The quarterly dividend will be payable to all shareholders of record as of the close of business February 18, 2005, and will be paid on March 15, 2005.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with eleven branch office locations serving Down East and Mid Coast Maine.